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Ex12f
                               Idaho Power Company
                       Consolidated Financial Information
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements


                                                                                                   Twelve Months
                                            Twelve Months Ended December 31,                            Ended
                                                 (Thousands of Dollars)                            September 30,
                                          1996         1997         1998      1999        2000           2001
Earnings, as defined:
  Income from continuing operations
  before  income taxes               $ 142,710   $  135,908    $ 133,021   $ 119,872   $ 128,139   $    66,550
  Adjust for distributed income of
     equity investees                   (1,413)      (3,943)      (4,697)       (837)     (3,116)        2,747
  Equity in loss of equity method
     investments                             0            0          476           0           0             0
  Minority interest in losses of
  majority owned subsidiaries                0            0         (125)          0           0             0
  Fixed charges, as below               58,339       61,743       61,394      62,969      58,833        65,213

     Total earnings, as defined      $ 199,636   $  193,708    $ 190,069   $ 182,004   $ 183,856   $   134,510

Fixed charges, as defined:
  Interest charges                   $  57,348   $   60,761    $  60,593   $  62,014   $  57,797   $    64,002
  Rental interest factor                   991          982          801         955       1,036         1,211

     Total fixed charges                58,339       61,743       61,394      62,969      58,833        65,213

  Preferred stock dividends-gross
  up Idaho Power rate                   12,146        7,803        8,275       8,133       9,564         9,413

     Total combined fixed charges
     and preferred dividends         $  70,485   $   69,546    $  69,669   $  71,102   $  68,397   $    74,626

Ratio of earnings to combined fixed
charges and preferred dividends          2.83x        2.79x        2.73x       2.56x       2.69x         1.80x
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